Exhibit 10.23

                        Confidential Treatment Requested

                         RETAIL STORE LICENSE AGREEMENT

      This retail store license agreement (this "Agreement") is dated January 9, 2002, and is between CANDIE'S, INC., a Delaware corporation ("Candies"), and DESIGNS, INC., a Delaware corporation ("Designs").

      Within the U.S., Candies is engaged primarily in the design, marketing, and distribution of footwear to department, specialty, chain, and company-owned stores. Designs is a retailer selling Levi Strauss & Co. branded apparel and accessories.

      Designs wishes to open and operate in the Territory stores that sell Products and are identified by display of one or more of the Marks.

      The parties therefor agree as follows:

                                   Article 1
                                   DEFINITIONS

      When used in this Agreement, the following terms have the following meanings:

      "Affiliate" means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person, or (2) any director, officer or employee of that Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person through ownership of voting securities.

      "Average Retail Net Sales Volume" means, with respect to any given Stores for any given period of time, the aggregate Retail Net Sales Volumes for all those Stores during that period of time, divided by the number of those Stores, the parties acknowledging that if the Average Retail Net Sales Volume for any given Stores for any given period of time is a given dollar amount, it is probable that the Retail Net Sales Volume of some or all of those Stores for that period of time will be either less than or in excess of that dollar amount.

      "Bankruptcy Event" means with respect to any Person any of the following:

(1)   the institution by that Person of bankruptcy or insolvency proceedings;

(2) the consent of that Person to the institution of bankruptcy or insolvency proceedings against that Person;

(3) the filing by that Person of a petition seeking reorganization or release under applicable law, or the consent by that Person to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of that Person or of any substantial part of the property of that Person;

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(4)   the making by that Person of an assignment for the benefit of creditors;
      and

(5) the entry of an Order by a court having jurisdiction adjudging that Person bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of that Person under applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of that Person, or of any substantial part of the property of that Person, or ordering the winding up or liquidation of the affairs of that Person, and
      (A) that Person consents to that decree or order or (B) that decree or order remains unstayed and in effect for more than 60 consecutive days.

      "Business Day" means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in the State of New York are authorized by law, regulation or executive order to close.

      "Confidential Information" of either party means any confidential or proprietary information of that party, and includes but is not limited to information relating to the Products, the Marks, current or anticipated products, processes, know-how, customers, sales, business affairs, contractual arrangements, the identity of Representatives, but does not include the following:

(1) information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives;

(2) information that was within the receiving party's possession or knowledge prior to its being furnished to the receiving party by or on behalf of the disclosing party, on condition that the source of that information was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party;

(3) information that is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, on condition that that source was not known after reasonable inquiry by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to that information; or

(4) information that is independently developed by the receiving party without use of Evaluation Material and otherwise in a manner not consistent with this Agreement.

      Without limiting the generality of the foregoing, information is considered Confidential Information if the delivering party so informs the receiving party or if the receiving party knew or reasonably should have known that the information was confidential or proprietary.

      "Consent" means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization (including any Permit).


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      "Contract" means any written or unwritten agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding, including any amendment or supplement thereto.

      "Contract Year" means twelve-month period during the term of this Agreement commencing at midnight at the beginning of February 1 and ending at midnight at the end of the following January 31, except that Contract Year 1 begins on the date of this Agreement and ends on January 31, 2003, and the last Contract Year ends on the date this Agreement terminates.

      "First Cost" refers to any Product purchased by Designs outside the Territory and means the price paid to the manufacturer for that Product and does not include any other costs, including without limitation shipping, handling, or insurance costs or any taxes, duties, or customs charges.

      "GAAP" means generally accepted United States accounting principles, consistently applied.

      "Governmental Authority" means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, and
(5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      "Hash Lot" means any lot of Products consisting of cases of footwear of mixed styles, colors, or sizes from Candies' warehouse and/or returns from Candies' concept stores.

      "Indemnifiable Losses" means all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third-Party Claims, incurred or suffered by an Indemnified Party, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnity's rights hereunder, net of any amounts recovered or recoverable under any insurance policy.

      "In-line Product" means any item in the entire line of in-season footwear Products that Candies offers to full-price retailers for resale.

      "In-stock Product" means any In-line Product that Candies warehouses at its facilities for purposes of customer replenishment.

      "Landed Cost" refers to any Product purchased by Designs within the Territory and means the price paid to any seller (other than Candies) for that Product and does not include any shipping, handling, or insurance costs incurred in shipping that Product to Designs from that seller.


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      "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Licensed Product" means any Product manufactured or supplied by any Person under license from Candies.

      "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Marks" means those trademarks and service marks listed on Schedule C.

      "Order" means any award, decision, injunction, judgment, order, ruling, consent decree, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Body.

      "Outlet Center" means a mall or shopping center composed primarily of outlet stores.

      "Outlet Store" means any outlet store for Retail Sale of Products that is operated by Designs or any Affiliate and is located in an Outlet Center.

      "Permit" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

      "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

      "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

      "Product" means any item of merchandise bearing one or more of the Marks or any of the trademarks or service marks listed on Schedule D.

      "Quarter" means any of (1) the period commencing the date of this Agreement and ending on January 31, 2002, (2) any subsequent 3-month period commencing February 1, May 1, August 1, or November 1, and (3) the period (A) beginning the day after the 3-month period commencing February 1, May 1, August 1, or November 1, as applicable, immediately preceding the date this Agreement terminates and (B) ending on the date this Agreement terminates.

      "Representative" means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.


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      "Retail Net Sales Volume" means for any period the aggregate price to the consumer of all Products sold in a Retail Sale during that period.

      "Retail Sale" means a sale made at retail price to a consumer.

      "Store" means any Outlet Store, Value Power Store, or Warehouse Store.

      "Territory" means the continental United States, Hawaii, and Puerto Rico.

      "Value Power Center" means any non-enclosed shopping center the tenants of which include two or more specialty apparel or footwear stores such as Old Navy, Marshall's, T.J. Maxx, Ross, Famous Footwear, or Designer Shoe Warehouse stores.

      "Value Power Store" means any outlet store for Retail Sale of Products that is operated by Designs or any Affiliate and is located in a Value Power Center.

      "Warehouse Store" means any temporary warehouse or clearance store being used by Designs or any Affiliate to sell Hash Lots or to liquidate Products.

                                   Article 2
                                GRANT OF LICENSE

      2.1 Grant and Territory. Subject to the other terms of this Agreement, Candies hereby grants to Designs an exclusive license to use the Marks in the Territory in connection with the operation of Stores and Retail Sale of Products in Stores (that license, the "License"), and during the term of this Agreement Candies may not operate or grant to any of its Affiliates or any other Person the right to operate any store, or a department in any store, selling Products if that store is located in an Outlet Center or Value Power Center, except that Candies or any of its Affiliates may continue to operate those stores selling Products that it currently operates that are located in Outlet Centers or Value Power Centers.

      2.2 Relationship of Parties. 1. The relationship between Candies and Designs is that of licensor and licensee of intellectual property rights and supplier and retailer of merchandise. In its capacity as licensee and retailer, Designs will be acting only as independent contractor and not as partner, co-venturer, or Representative of Candies. Neither party has any authority, either express or implied, to make any commitment or representation on behalf of the other party or incur any debt or obligation on behalf of the other party.

            (b) Designs will be purchasing Products from Candies for its own account and for resale in the Territory, and not under consignment or representation. Designs is not a commercial agent of Candies, and this Agreement does not constitute a franchise and does not create a fiduciary relationship between the parties.


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                                    Article 3
                                  OUTLET STORES

      3.1 Exclusivity Through Contract Year 5. (a) With respect to Designs' operation of Outlet Stores and Retail Sale of Products in Outlet Stores, and subject to Sections 3.1(b) through 3.1(e), the License is exclusive through Contract Year 5, on condition that Designs open Outlet Stores (excluding any Outlet Stores that Designs purchases from Candies) according to the following schedule:

                  Contract Year 1   10 stores
                  Contract Year 2   15 stores
                  Contract Year 3   15 stores
                  Contract Year 4   17 stores
                  Contract Year 5   18 stores

            (b) Subject to Section 3.1(e), if during any Contract Year of Contract Years 1 through 4 Designs opens a number of Outlet Stores that is less than 75% of the number of Outlet Stores specified for that Contract Year in
Section 3.1(a), Designs' exclusivity with respect to Outlet Stores will automatically terminate at the end of that Contract Year.

            (c) If during any Contract Year of Contract Years 1 through 4 Designs opens a number of Outlet Stores that is less than 100% but is 75% or more of the number of Outlet Stores specified for that Contract Year in Section 3.1(a), Candies' grant of exclusivity with respect to Outlet Stores will not end at the end of that Contract Year, and Designs will be deemed to have satisfied the requirements of Section 3.1(a) if by the end of the following Contract Year Designs has opened a sufficient number of Outlet Stores such that the aggregate number of Outlet Stores opened during that following Contract Year and the preceding Contract Year equals the aggregate of the number of Outlet Store specified in Section 3.1(a) for those Contract Years. Subject to Section 3.1(e), if Designs fails to do so, Designs' exclusivity with respect to Outlet Stores will automatically terminate at the end of that following Contract Year.

            (d) Subject to Section 3.1(e), if during Contract Year 5 Designs opens a number of Outlet Stores that is less than the number of Outlet Stores specified for that Contract Year in Section 3.1(a), Designs' exclusivity with respect to Outlet Stores will automatically terminate at the end of that Contract Year.

            (e) Designs' exclusivity with respect to Outlet Stores will not automatically terminate as provided in Section 3.1(b), 3.1(c), or 3.1(d) if at the end of the Contract Year in question Designs has opened a number of Outlet Stores equal to or greater than the aggregate number of Outlet Stores specified in Section 3.1(a) for that Contract Year and each preceding Contract Year. The parties acknowledge that the effect of this Section 3.1(e) is that if Designs opens 75 or more Outlet Stores any time prior to the end of Contract Year 5, Designs will retain through the end of Contract Year 5 its exclusivity with respect to Outlet Stores.

      3.2 Exclusivity After Contract Year 5. (a) With respect to Designs' operation of Outlet Stores and Retail Sale of Products in Outlet Stores, Candies' grant of the License will


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remain exclusive after Contract Year 5 on condition that for any Contract Year after Contract Year 5, both of the following apply:

(1) the Average Retail Net Sales Volume of the Outlet Stores for that Contract Year on an annualized basis is at least $500,000; and

(2) Designs has by the end of that Contract Year opened a sufficient number of Outlet Stores such that the following calculation yields a result that is equal to or greater than five:

      (A) the total of (i) the number of Outlet Stores operating in that Contract Year plus (ii) the number of Outlet Stores operating in each preceding Contract Year that is subsequent to Contract Year 5 plus (iii) the number of Outlet Stores, if any, in excess of 75 that were operating by the end of Contract Year 5 divided by

      (B) the number of Contract Years subsequent to Contract Year 5, up to and including that Contract Year.

            (b) If Designs fails to satisfy one or other of the conditions specified in Section 3.2(a), Designs' exclusivity with respect to Outlet Stores will automatically terminate at the end of the applicable Contract Year.

      3.3 Consequences of Ending of Exclusivity. (a) Upon termination of Designs' exclusivity with respect to Outlet Stores, Designs will be entitled to open and operate Outlet Stores on a nonexclusive basis, and the only other Persons entitled to open and operate stores, or departments in stores, in Outlet Centers selling Products will be Candies and its Affiliates, on the basis specified in this Section 3.3.

            (b) If Designs' exclusivity with respect to Outlet Stores ends at the end of Contract Year 5 or anytime sooner, Candies will thereafter be entitled to open anywhere within the Territory stores, or departments in stores, in Outlet Centers selling Products, on condition (1) that none of those stores is within a 60-mile radius of any Outlet Store then operated by Designs and (2) that whenever Candies wishes to open a store, or a department in any store, selling Products at any location listed on Schedule A, it shall, by sending Designs an Outlet Store Option Notice in the form attached as Exhibit A, notify Designs and give Designs the option to open an Outlet Store at that location.

            (c) If Designs' exclusivity with respect to Outlet Stores ends anytime after the end of Contract Year 5, Candies will thereafter be entitled to open anywhere within the Territory stores in Outlet Centers selling Products, on condition (1) that none of those stores is within a 60-mile radius of any Outlet Store then operated by Designs and (2) that whenever Candies wishes to open a store at any location it shall, by sending Designs an Outlet Store Option Notice in the form attached as Exhibit A, notify Designs and give Designs the option to open an Outlet Store at that location.


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            (d) If (1) Designs fails to notify Candies within 30 days after its receipt of an Outlet Store Option Notice whether or not it wishes to open an Outlet Store at the location specified in that Outlet Store Option Notice, or
(2) Designs notifies Candies that it elects to open an Outlet Store at that location but fails to make commercially reasonable efforts to negotiate a lease for an Outlet Store at that location within four months of its receipt of the Outlet Store Option Notice, Designs will be deemed to have not exercised its option to open an Outlet Store at that location.

            (e) If Designs does not exercise, or is deemed to have not exercised, its option to open an Outlet Store at a location specified in an Outlet Store Option Notice and (1) within nine months of Designs' receipt of that Outlet Store Option Notice Candies is not making commercially reasonable efforts to negotiate a lease for a store selling Products at that location or
(2) within one year thereof Candies has not executed such a lease, Candies may not thereafter open a store selling Products at that location without delivering to Designs another Outlet Store Option Notice pursuant to Section 3.3(b) or 3.3(c), as applicable.

                                   Article 4
                               VALUE POWER STORES

      4.1 Test Stores. Designs may open two test Value Power Stores. If the Average Retail Net Sales Volume of these Value Power Stores on an annualized basis for the 90-day period after each of these Value Power Stores opens is at least $650,000, Designs may open additional Value Power Stores in accordance with this Agreement.

      4.2 Tradename. At its option, Candies may require that Designs use the tradename "Candie's Factory Store" for any one or more Value Power Stores, on condition that the landlord of any given Value Power Store permits Designs to use that tradename for that Value Power Store. If Candies elects to require Designs to use the tradename "Candie's Factory Store" for a given Value Power Store but the landlord does not permit Designs to use that tradename, Designs shall use the name that Candies, Designs, and the landlord agree upon.

      4.3 Exclusivity. (a) With respect to Designs' operation of Value Power Stores and Retail Sale of Products in Value Power Stores, Candies' grant of the License is exclusive on condition that (1) by the end of Contract Year 2 Designs has opened at least ten Value Power Stores and (2) for any Contract Year after Contract Year 2, Designs has by the end of that Contract Year opened a sufficient number of Value Power Stores such that the total number of Value Power Stores opened by the end of that Contract Year divided by the total number of Contract Years up to and including that Contact Year is equal to or greater than five.

            (b) If Designs fails to satisfy one or other of the conditions specified in Section 4.3(a), Designs' exclusivity with respect to Value Power Stores will automatically terminate at the end of the applicable Contract Year.


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            (c) The parties acknowledge that the effect of Section 4.3(a) is that if Designs opens 25 or more Value Power Stores any time prior to the end of Contract Year 5, Designs will retain through the end of Contract Year 5 its exclusivity with respect to Value Power Stores.

      4.4 Consequences of Ending of Exclusivity. (a) Upon termination of Designs' exclusivity with respect to Value Power Stores, Designs will be entitled to open and operate Value Power Stores on a nonexclusive basis, and the only other Person entitled to open and operate stores, or departments in stores, in Value Power Centers selling Products will be Candies and its Affiliates, on the basis specified in this Section 4.4.

            (b) If Designs' exclusivity with respect to Value Power Stores ends at the end of Contract Year 5 or anytime sooner, Candies will thereafter be entitled to open anywhere within the Territory stores, or departments in stores, in Value Power Centers selling Products, on condition that none of those stores is within a 5-mile radius of any Value Power Store then operated by Designs.

            (c) If Designs' exclusivity with respect to Value Power Stores ends anytime after the end of Contract Year 5, Candies will thereafter be entitled to open anywhere within the Territory stores, or departments in stores, in Value Power Centers selling Products, on condition (1) that none of those stores is within a 5-mile radius of any Value Power Store then operated by Designs and (2) that whenever Candies wishes to open a store, or a department in any store, selling Products at any location listed on Schedule B, it shall, by sending Designs a Value Power Store Option Notice in the form attached as Exhibit B, notify Designs and give Designs the option to open a Value Power Store at that location.

            (d) If (1) Designs fails to notify Candies within 30 days after its receipt of a Value Power Store Option Notice whether or not it wishes to open a Value Power Store at the location specified in that Value Power Store Option Notice, or (2) Designs notifies Candies that it elects to open a Value Power Store at that location but fails to make commercially reasonable efforts to negotiate a lease for a Value Power Store at that location within four months of its receipt of the Value Power Store Option Notice, Designs will be deemed to have not exercised its option to open a Value Power Store at that location.

            (e) If Designs does not exercise, or is deemed to have not exercised, its option to open a Value Power Store at a location specified in a Value Power Store Option Notice and (1) within nine months of Designs' receipt of that Value Power Store Option Notice Candies is not making commercially reasonable efforts to negotiate a lease for a store selling Products at that location or (2) within one year thereof has not executed such a lease, Candies may not thereafter open a store selling Products at that location without delivering to Designs another Value Power Store Option Notice pursuant to
Section 4.4(b) or 4.3(c), as applicable.


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                                   Article 5
                               APPROVAL OF STORES

      5.1 Store Location. Before establishing any Store, Designs shall submit to Candies a Store Location Approval Form in the form attached as Exhibit C. Candies has final approval of the mall or shopping center where any Store is located, other than any Outlet Store that Designs opens at a location listed on Schedule A, any Value Power Store that Designs opens at a location listed on Schedule B, or any Warehouse Store that is located in an Outlet Center where an Outlet Store is already operating or in a Value Power Center where a Value Power Store is already operating. Candies may not unreasonably withhold, condition, or delay its approval, and Candies will be deemed to have approved a location if it does not notify Designs of its disapproval within 30 days of Candies receipt of a Store Location Approval Form with respect to that location.

      5.2 Prototypes. As soon as reasonably practicable, Designs shall submit to Candies for its approval plans for a prototype Outlet Store design and a prototype Value Power Store design. Personnel of Candies and Designs shall confer regarding the prototype design plans. Designs may not open either any Outlet Store or any Value Power Store until Candies has approved the applicable prototype design, and Candies may not unreasonably withhold, condition, or delay its approval (a prototype design so approved, a "Prototype"). Designs and Candies shall endeavor to have each Prototype be based on a build-out cost of not more than $50.00 per square foot. Designs is not required to submit to Candies plans for Warehouse Stores. Designs may work with its own vendors to design, fixture and build all Stores, on condition that all such work is consistent with a Prototype.

      5.3 Store Leases. Designs may either lease or own the premises of any Store. Designs is responsible for negotiating the terms of any lease for Store premises, and shall use commercially reasonable efforts to cause any landlord to include in each such lease a provision permitting Designs to assign the lease to Candies without a penalty of any kind, including without limitation an increase in rent. Designs shall promptly notify Candies any time it signs a lease for any Store that does not include such a provision. Designs may elect to enter into any lease for any Store through an Affiliate. Execution by Designs or an Affiliate of Designs of a lease for any Store will not, for purposes of this Agreement, constitute the opening of that Store.

      5.4 Display of Products. The visual presentation of Products on the selling floor of the Stores must comply with reasonable guidelines and directions, if any, provided to Designs by Candies.

                                   Article 6
                               SUPPLY OF PRODUCTS

      6.1 Offer of In-line Products. Candies shall offer each In-line Product for sale to Designs at the same time as Candies offers that In-line Product for sale to full-price retailers for resale.


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      6.2 Information Regarding Other Products. Candies shall as soon as available provide Designs with up-to-date descriptions of all In-line Products (including the identity of the manufacturers of all In-line Products that are not In-stock Products), all Products that are manufactured or supplied by Candies licensees (including information regarding the licensees), and all other merchandise being offered for sale in stores operated by Candies.

      6.3 Purchase of In-Stock Products, Close-Out Products, and Hash Lots. (a) Designs may purchase from Candies any In-stock Products (in accordance with this Section 6.3), close-out Products (in accordance with Section 6.4), and Hash Lots (in accordance with Section 6.5).

            (b) The cost to Designs of In-stock Products supplied to Designs by Candies is the published wholesale price that Candies offers to full-price retailers less *%.

            (c) Candies shall ship to any destination in the Territory that Designs specifies any Products that Candies sells to Designs under this Section 6.3, and Designs shall pay all shipping, handling, and insurance costs that are attributable to shipment of those Products from any Candies warehouse in the Territory to the destination specified by Designs. Shipment will be FOB the Candies warehouse from which Products are shipped.

            (d) During the 12 months following the date of this Agreement or any shorter period that Designs elects at its sole discretion, Candies shall cause to be manufactured and shall sell to Designs as if they were In-stock Products all Products (other than close-out Products or Hash Lots) ordered by Designs through Candies under this Article 6, except that the cost for all such Products will be the Landed Cost plus a royalty equal to that specified in Section 6.6(d).

      6.4 Purchase of Close-Out Products. (a) If Candies wishes to sell, other than in any store that Candies operates, any close-out Products at a price greater than 70% of the published wholesale price that Candies offers to full-price retailers for those Products, Candies shall also offer those close-out Products to Designs at that price on or about the same time.

            (b) If Candies wishes to sell any close-out Products at a price equal to or less than 70% of the published wholesale price that Candies offers to full-price retailers for those Products, Candies shall first offer those close-out Products to Designs at that price. Designs will have three Business Days to accept or decline that offer; Designs will be deemed to have declined the offer if it fails to timely respond. If Designs declines the offer, it may at the same time make a counteroffer to Candies, for all or part of those close-out Products, at a lower price (that price, the "Designs Lower Close-out Price") and Candies will be entitled to offer those close-out Products to any other Person, on condition that any such offer to any other Person is, with respect to any close-out Products for which Designs has made a counteroffer specifying a Designs Lower Close-out Price, (1) at a price that exceeds any Designs Lower Close-out Price and (2) on terms (other than price) that are identical to, or more favorable to Candies than, the initial offer to Designs. Each counteroffer that Designs makes specifying a Designs Lower Close-out Price will remain open until the earlier of (A) any expiration date stated on the counteroffer and (B) the date Designs withdraws the counteroffer by notice to Candies.


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            (c) Designs shall purchase a reasonable quantity of close-out
Products offered by Candies, except that Designs is not required to purchase any given lot of close-out Products once six months has elapsed since Candies offered those Products to retailers at the published wholesale price.

      6.5 Purchase of Hash Lots. The price of Hash Lots will be negotiated by Candies and Designs on a case-by-case basis. Candies shall first offer each Hash Lot to Designs. If within three Business Days of Designs' receipt of that offer Candies and Designs are unable to agree on the price of that Hash Lot, Candies will be entitled to sell that Hash Lot to any other Person, on condition that any such offer to any other Person is on terms that are as or more favorable to Candies than Candies' original offer to Designs. Designs shall within a reasonable time purchase a reasonable quantity of Hash Lots offered by Candies consistent with the number of Stores that Designs is able to operate for sale of Hash Lots, except that Designs is not required to purchase any given Hash Lot once the salability of the Products in that Hash Lot has been materially adversely affected by the time that has elapsed since Candies offered those Products to retailers at the published wholesale price.

      6.6 Purchase of Other Products from Candies. (a) Subject to Section 6.3(d) and Section 6.6(b), in order to purchase any Products other than In-stock Products, close-out Products, Hash Lots, or Licensed Products, Designs shall submit to Candies or an Affiliate of Candies (as directed by Candies) purchase orders for those Products. Candies shall promptly submit or cause its Affiliate to submit (as applicable) any such purchase order to the one or more manufacturers that Candies selects to manufacture the Products referenced in that purchase order, except that whenever commercially feasible, Candies shall select to manufacture any such Product a manufacturer that has manufactured that Product for full-price retailers.

            (b) Purchases under Section 6.6(a) must take into account Designs' reasonable planning and buying and the purchasing of a reasonable amount of close-out Products and Hash Lots. With respect to any given Contract Year, Designs may not purchase additional In-line Products under Section 6.6(a) once the invoiced amount of all In-line Products that Designs purchases under Section 6.6(a) in that Contract Year exceeds 50% of the invoiced amount of all footwear Products purchased by Designs in that Contact Year.

            (c) The price charged to Designs for Products that Designs purchases under Section 6.6(a) (excluding any royalty payable under Section 6.6(d)) may not exceed the price that Candies pays its Affiliate or the manufacturer, as applicable, for those Products.

            (d) Upon purchase of In-line Products in accordance with this
Section 6.6, Designs shall pay Candies a royalty equal to *% of First Cost (for orders placed during Contract Years 1 and 2) and *% of First Cost (for orders placed after Contract Year 2). Upon purchase in accordance with this Section 6.6 of Products other than In-line Products, Designs shall pay Candies a royalty equal to *% of First Cost or *% of Landed Cost, as applicable (in the case of apparel), or *% of First Cost or *% of Landed Cost, as applicable (in the case of all other merchandise).


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      omitted material had been filed with the Securities and Exchange
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      6.7 Purchases from Licensees. If Designs wishes to purchase a Product that falls within the scope of a license that Candies has granted to any Person giving that Person the right to manufacture or sell Products of that type, Designs shall purchase that Product from that Candies licensee. Notwithstanding anything herein to the contrary, Designs is not required to pay Candies any royalties on purchases of any Product directly from any Candies licensee that manufactures or supplies that Product (other than Gadzooks). Designs is not required to pay Candies any royalties with respect to merchandise that Designs purchases from Gadzooks if Gadzooks is required to pay Candies royalties with respect thereto.

      6.8 Candies' Efforts Regarding Suppliers. Candies shall use commercially reasonable efforts to (1) cause any supplier or manufacturer of Products (whether or not a Candies licensee) to sell Products to Designs at the best possible prices for those Products and fill in a timely manner any orders for Products placed by Designs with that supplier or manufacturer, and (2) allow Designs to take advantage of Candies' discounts from suppliers or manufacturers of Products (whether or not Candies licensees).

      6.9 Other Orders. (a) If Designs wishes to sell in Stores as a Product any item that was not previously a Product (including any item that is substantially similar to any Product except that Designs seeks to modify one or more characteristics of that Product), Designs shall, prior to purchasing that item, notify Candies of the item, the quantity that Designs seeks to purchase, and the delivery date, and shall provide Candies with either a sample of that item or a reasonably complete description of that item.

            (b) Designs may not sell any such item in Stores as a Product without Candies' prior written consent, unless it is an item that Candies has at any time during the previous 12 months sold at any of the stores that Candies operates.

            (c) If, upon receipt from Designs of a notice of the sort specified in Section 6.9(a), Candies determines that it wishes to sell to Designs the specified quantity of the specified item for delivery by the specified delivery date, Candies must notify Designs no later than 10 days after receipt by Candies of that notice, and that sale must be in accordance with Section 6.6.

            (d) If Candies does not wish to sell to Designs the specified quantity of the specified item in accordance with Section 6.9(c), Designs may seek an alternative manufacturer, except that if that item falls within the scope of any license granted by Candies to any Person to manufacture, sell, or distribute Products, Designs may only have that item manufactured by or through that Person. If the manufacturer is other than a Candies licensee, Designs must notify Candies of the identity of the manufacturer and must obtain Candies' prior written consent to its selection of manufacturer, which Candies may not unreasonably withhold, condition, or delay.

            (e) Upon purchase by Designs of any items under Section 6.9(d), Designs shall pay Candies a royalty equal to *% of First Cost or *% of Landed Cost, as applicable (in the case of apparel), or *% of First Cost or *% of Landed Cost, as applicable (in the case of all other merchandise), unless those items were purchased from any Person (other than Gadzooks) to which Candies has granted a license to manufacture, sell, or distribute a category of Products that


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      omitted material had been filed with the Securities and Exchange
      Commission.

encompasses those items, in which case Designs will not be required to pay Candies any royalty. Designs is not required to pay Candies any royalties with respect to items that Designs purchases from Gadzooks under Section 6.9(d) if Gadzooks is required to pay Candies royalties with respect thereto.

      6.10 Payment of Royalties. Designs shall pay within 15 days after the end of each Quarter all royalties payable under this Article 6 with respect to orders placed in that Quarter, except in the event of a good-faith dispute.

      6.11 Key Items. Each season, Candies and Designs shall in good faith address sensitive distribution issues with respect to agreed-upon key new Products for that season.

      6.12 Wholesale. Without Candies' consent, which Candies may not unreasonably withhold, condition, or delay, Designs may not resell any Products at wholesale to any Person for further resale by that Person.

      6.13 Sale of Merchandise Other Than Products. If Designs wishes to sell at any Store any item of merchandise that does not constitute a Product, Designs shall, prior to purchasing that item, notify Candies of the item, the quantity that Designs seeks to purchase, and the identity of the manufacturer, and shall provide Candies with either a sample of that item or a reasonably complete description of that item. Designs may not sell any such item in Stores without Candies' prior written consent. Designs must also obtain Candies prior written consent to Designs' choice of manufacturer, which Candies may not unreasonably withhold, condition, or delay.

      6.14 Quality Assurance. (a) If Candies at any time notifies Designs that it is objects to the quality of any Product or other item that Designs has had manufactured under Section 6.9(d) or Section 6.13 and Candies is unsatisfied with any explanations or assurances subsequently offered by Designs or the manufacturer and notifies Designs of its dissatisfaction, Designs shall not place any future orders with that manufacturer for that Product or other item until such time as Candies notifies Designs that it may resume using that manufacturer.

      6.15 Timely Filling of Orders. Candies shall use its best efforts to timely fill with non-defective and non-irregular Products any orders for Products that Designs places with Candies under this Article 6. Candies' performance of its obligations under this Section 6.15 is essential to successful operation of the Stores.

      6.16 Defective or Irregular Products. Designs may, in accordance with Candies' warehouse procedures, return for full credit all defective or irregular Products purchased from Candies under this Article 6.

      6.17 Payment. Except, in each case, in the event of a good-faith dispute, within 90 days of shipment (in the case of any initial shipment to a new Store) or 60 days of shipment (in the case of any other shipment) from any Candies warehouse in the continental U.S., Designs shall pay the invoiced amount of any shipment of Products purchased by Designs from Candies under this Article 6. In addition to any other remedies it has under this Agreement or by Law,


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      omitted material had been filed with the Securities and Exchange
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

Candies may at any time suspend any shipments of Products purchased by Designs from Candies under this Article 6 if there are then outstanding invoices that Designs has failed to timely pay as provided in this Section 6.17.

      6.18 Interest. Any amount due under this Agreement that is not timely paid and is not the subject of a good-faith dispute will accrue interest from the date when due at an annual rate equal to the prime lending rate of Fleet Bank N.A. as in effect from time to time.

                                   Article 7
                                USE OF THE MARKS

      7.1 Ownership; Use. (a) Designs acknowledges that nothing contained in this Agreement gives Designs any interest in the Marks other than the License. Designs may only use the Marks as contemplated by this Agreement. Except as permitted by this Agreement, Designs may not use any of the Marks (including any colorable imitations thereof). Any authorized or unauthorized use will inure solely to the benefit of Candies, and authorized or unauthorized use of the Marks by Designs will not confer on Designs any interest in the Marks except as granted in Section 2.1.

            (b) Designs shall use and display the Marks only in such form and manner as has been previously approved by Candies. Designs shall cause to appear on all items that Designs uses in connection with Products or any materials in which Products are packaged (including without limitation tags, labels, boxes, and bags) such legends, markings, and notices as are required by law or by any guidelines that Candies supplies to Designs. In determining whether it is complying with any such legal requirements, Designs may rely exclusively on guidelines that Candies supplies to Designs and is not required to make or cause to be made any independent investigation into those legal requirements. Designs shall not sell any Products bearing the Marks in combination with any other trade name or trademark.

      7.2 Registration. Without Candies' prior written consent, Designs shall not seek or obtain any registration of the Marks (including any colorable imitations thereof).

      7.3 No Challenge. During the term of this Agreement and after termination of this Agreement, Designs shall not, directly or indirectly, take any action challenging, questioning, or opposing the validity of the Marks.

      7.4 Infringement Suits. Candies shall use its best efforts to protect and preserve its rights in the Marks and the right of Designs to use the Marks in accordance with this Agreement, shall be vigilant in detecting any possible infringements, claims, or actions in derogation of any Mark by any Person, and shall promptly inform Designs of any such infringement, claim, or action that could reasonably be expected to have a material adverse effect on Candies or have an adverse effect on Designs' rights under this Agreement. Candies has the sole right to determine whether to take any action on account of any such infringement, claim, or action, and Designs shall not take any action on account of such infringement, claim, or action without the prior written consent of Candies. If Candies initiates any Proceedings on account of any such


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      omitted material had been filed with the Securities and Exchange
      Commission.

infringement, claim, or action, it shall do so at its sole expense, and Designs shall, at Candies' expense, cooperate with and assist Candies to the extent reasonably necessary to protect the Marks, including without limitation by providing witnesses and sworn affidavits.

      7.5 Disclaimer and Waiver of Rights. Other than those rights it has under this Agreement, Designs hereby waives any right it has or may acquire with respect to the Marks, including without limitation any interest Designs acquire through unauthorized use of the Marks.

                                    Article 8
                                OTHER OBLIGATIONS

      8.1 Competing Stores. Designs shall obtain Candies' written consent prior to operating, or agreeing to operate, at any location in the Territory any single-brand footwear store that competes materially with footwear Products, except that nothing in this Section 8.1 in any way restricts Designs from selling products bearing any brand owned or used by Levi Strauss & Co. or any of its Affiliates.

      8.2 Mass Merchandising Stores. Candies shall not sell any In-line Products through mass merchandising stores, including without limitation Wal-Mart, K-Mart, and Target stores.

      8.3 Stock of Products. Throughout the term of this Agreement, Designs shall use commercially reasonable efforts to offer at each of the Stores an assortment of Product categories reasonably comparable to the assortment of Product categories then offered by Candies in its concept stores.

      8.4 Lease Restrictions. (a) Without Designs' consent, Candies shall not, and shall cause its Affiliates to not, enter into any lease for a store selling Products, or enter into an amendment to any currently existing or future such lease, that contains a provision that has an adverse effect (by means of financial penalties or otherwise) on Designs' right to establish and operate any Store.

            (b) Without Candies' consent, Designs shall not, and shall cause its Affiliates to not, enter into any lease for an Outlet Store or Value Power Store, or enter into an amendment to any such lease, that contains a provision that has an adverse effect (by means of financial penalties or otherwise) on Candies' right to establish and operate any store.

                                    Article 9
                                 REPRESENTATIONS

      9.1 Representations of Designs. Designs represents to Candies as follows:

            (a) Designs is a corporation validly existing and in good standing under the law of the State of Delaware.


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            (b) Designs' board of directors has duly authorized Designs to execute and deliver this Agreement and perform its obligations under this Agreement, and no other corporate proceedings of Designs are necessary with respect thereto.

            (c) This Agreement constitutes the valid and binding obligation of Designs, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law.

            (d) Execution and delivery of this Agreement by Designs and performance by Designs of its obligations under this Agreement do not violate any provision of its articles of incorporation or bylaws as currently in effect.

            (e) Designs is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Designs is a party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder

      9.2 Representations of Candies. Candies represents to Designs as follows:

            (a) Candies is a corporation validly existing and in good standing under the law of the State of Delaware.

            (b) Candies' board of directors has duly authorized Candies to execute and deliver this Agreement and perform its obligations under this Agreement, and no other corporate proceedings of Candies are necessary with respect thereto.

            (c) This Agreement constitutes the valid and binding obligation of Candies, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law.

            (d) Execution and delivery of this Agreement by Candies and performance by Candies of its obligations under this Agreement do not (A) violate any provision of its articles of incorporation or bylaws as currently in effect, or (B) result in the creation of any Lien upon any of the Marks.

            (e) Candies is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Candies is a party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

            (f) Candies is the sole owner of the Marks, has good and marketable title to each of the Marks, free and clear of any Liens, and is authorized to use the Marks in connection with operation of the Stores and Retail Sale of Products in the Territory and to license the Marks to Designs for that use; no other Person has the right to use the Marks in the Territory in connection with the operation of stores, or departments in stores, or Retail Sale of Products in


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      omitted material had been filed with the Securities and Exchange
      Commission.

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stores, or departments in stores; use of the Marks as contemplated in this
Agreement will not infringe on any rights of any Person; and there are no pending or, to Candies' knowledge, threatened Proceedings in the Territory challenging the validity, effectiveness, or ownership of the Marks or any outstanding Order relating to any of the Marks.

                                   Article 10
                                 INDEMNIFICATION

      10.1 Indemnification. (a) Designs hereby indemnifies Candies, each Affiliate of Candies, each Representative of Candies, and the heirs, executors, successors, and assigns of any of the foregoing, against the following Indemnifiable Losses:

(1) Indemnifiable Losses arising out of breach by Designs of any of its obligations under this Agreement;

(2) Indemnifiable Losses arising out of any inaccuracy in any representations of Designs contained in this Agreement;

            (b) Candies shall indemnify Designs, each Affiliate of Designs, each Representative of Designs, and the heirs, executors, successors, and assigns of any of the foregoing, against the following Indemnifiable Losses:

(1) Indemnifiable Losses arising out of breach by Candies of any of its obligations under this Agreement;

(2) Indemnifiable Losses arising out of any inaccuracy in any representations of Candies contained in this Agreement;

(3) Indemnifiable Losses arising out of (A) any Proceedings challenging the validity, effectiveness, or ownership of the Marks or claiming that the Marks infringe on any rights of any Person or (B) any Order relating to any of the Marks; and

(4) Indemnifiable Losses arising out of any defect in any Products sold to Designs by Candies or any of its licensees, unless those Indemnifiable Losses are due to breach by Designs of any of its obligations under this Agreement or the negligence or willful misconduct of Designs or its Representatives.

      10.2 Procedures Relating to Third-Party Claims. (a) In order to be entitled to indemnification under this Article 10 in connection with a claim made by any Person against any other Person with respect to which that other Person (an "Indemnified Party") is entitled to indemnification pursuant to this
Article 10 (any such claim, a "Third-Party Claim"), that Indemnified Party must do the following:

(1) notify the Person or Persons obligated to indemnify it (the "Indemnifying Party") in writing, and in reasonable detail, of that Third-Party Claim as soon as possible but in any event within 20 Business Days after receipt of notice of that Third-Party Claim, except


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      that any failure to give any such notification will only affect the
      Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; and

(2) deliver to the Indemnifying Party as soon as possible but in any event within 20 Business Days after the Indemnified Party receives them a copy of all notices and documents (including court papers) delivered to that Indemnified Party relating to that Third-Party Claim.

            (b) In the event of a Third-Party Claim against one or more Indemnified Parties, the Indemnifying Party may participate in the defense of that Third-Party Claim and, if it so chooses, assume at its expense the defense of that Third-Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume the defense of a Third-Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of that Third-Party Claim, except that if, under applicable standards of professional conduct, there exists a conflict on any significant issue between the Indemnified Party and the Indemnifying Party in connection with that Third-Party Claim, the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel to act with respect to that issue to the extent necessary to resolve that conflict.

            (c) If the Indemnifying Party assumes defense of any Third-Party Claim, the Indemnified Party will be entitled to participate in the defense of that Third-Party Claim and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will be entitled to control that defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party did not assume the defense of any Third-Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third-Party Claim as provided above and a reasonable period after such notice).

            (d) If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the parties shall cooperate in the defense or prosecution of that Third-Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third-Party Claim, and making employees available on a reasonably convenient basis.

            (e) If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of that Third-Party Claim that the Indemnifying Party recommends, except that the Indemnifying Party may not without the Indemnified Party's prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term that each claimant or plaintiff give to the Indemnified Party a release from all liability with respect to that Third-Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third-Party Claim,


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      omitted material had been filed with the Securities and Exchange
      Commission.

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the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third-Party Claim without the Indemnifying Party's prior written consent.

      10.3 Procedures Relating to Other Claims. In order for any Indemnified Party to be entitled to any indemnification under this Agreement in respect of a claim that does not involve a Third-Party Claim (a "Claim"), the Indemnified Party must reasonably promptly notify the Indemnifying Party of that Claim, and describe in reasonable detail the basis for that Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure. If the Indemnifying Party does not dispute that the Indemnified Party is entitled to indemnification with respect to that Claim by notice to the Indemnified Party prior to the expiration of a 30-Business-Day period following receipt by the Indemnifying Party of notice of that Claim from the Indemnified Party, that Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of that liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date as the amount of the Claim (or any portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to the Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of the Claim and, if the Claim is not resolved through negotiations within 60 Business Days following receipt by the Indemnifying Party of notice of that Claim from the Indemnified Party, the Indemnified Party may seek legal remedies by bringing a Proceeding as provided in Section 13.6.

                                   Article 11
                               OPTION TO PURCHASE

      11.1 Outlet Store Option Trigger. (a) Upon occurrence of an Outlet Store Option Trigger, Candies will be entitled to purchase all, and not less than all, the assets of any one or more Outlet Stores, including but not limited to the furniture, fixtures, equipment, inventory, and contract rights (including but not limited to rights under any real property lease), on condition that Candies also assumes the obligations (including but not limited to obligations under any real property lease) of Designs relating to any Outlet Stores, the assets of which Candies purchases under this Section 11.1(a). The purchase price for any Outlet Store will be its book value, determined according to GAAP. If the landlord's consent is necessary in order for Candies to be able to assume the rights and obligations under the lease to any given Outlet Store, Designs shall use commercially reasonable efforts to assist Candies in obtaining that consent. Candies may not without Designs' prior written consent assume the lease to any given Outlet Store unless the landlord releases Designs from all liability with respect thereto.

            (b) If either (A) Candies elects not to exercise the right provided for in Section 11.1(a) with respect to any given Outlet Store or (B) the landlord's consent is necessary in order for Candies to be able to assume Designs' rights and obligations under the lease to that Outlet Store and the landlord does not give its consent, Designs shall, with respect to that Outlet Store, at Designs' discretion either (1) cease operating that Outlet Store and liquidate any of that Outlet Store's inventory within six months after Candies' exercise of the right provided for in

Section 11.1(a) or transfer any of that Outlet Store's inventory to another Store, in which event Designs may thereafter operate or use the premises of that Outlet Store for any other purpose, or (2) continue to operate that Outlet Store for Retail Sale of the Products in accordance with the terms of this Agreement for the remainder of the then-current term of the lease.

            (c) An "Outlet Store Option Trigger" will be deemed to have occurred if the following happens:

(1) for any Contract Year, the Average Retail Net Sales Volume of the Outlet Stores for that Contract Year on an annualized basis is less than $500,000;

(2)   Designs has failed to open 15 Outlet Stores by the end of Contract Year 2;
      or

(3) Designs has failed to open at least 20 Outlet Stores during either of the two-year periods consisting of (A) Contract Year 3 and Contract Year 4 and
      (B) Contract Year 4 and Contract Year 5.

            (d) If Designs opens a number of Outlet Stores sufficient to more than satisfy the requirements of Section 11.1(c)(2) or clause (A) of Section 11.1(c)(3), Designs may carry forward the excess in any manner that best serves to satisfy the requirements of Section 11.1(c).

            (e) Once Designs has opened 75 Outlet Stores, occurrence of any of the events specified in Section 11.1(c)(2) and 11.1(c)(3) will no longer constitute an Outlet Store Option Trigger.

      11.2 Value Power Store Option Trigger. (a) Upon occurrence of a Value Power Store Option Trigger, Candies will be entitled to purchase all, and not less than all, the assets of any one or more Value Power Stores, including but not limited to the furniture, fixtures, equipment, inventory, and contract rights (including but not limited to rights under any real property lease), on condition that Candies also assumes the obligations (including but not limited to obligations under any real property lease) of Designs relating to any Value Power Stores, the assets of which Candies purchases under this Section 11.2(a). The purchase price for any Value Power Store will be its book value, determined according to GAAP. If the landlord's consent is necessary in order for Candies to be able to assume the rights and obligations under the lease to any given Value Power Store, Designs shall use commercially reasonable efforts to assist Candies in obtaining that consent. Candies may not without Designs' prior written consent assume the lease to any given Value Power Store unless the landlord releases Designs from all liability with respect thereto.

            (b) If either (A) Candies elects not to exercise the right provided for in Section 11.2(a) with respect to any given Value Power Store or (B) the landlord's consent is necessary in order for Candies to be able to assume Designs' rights and obligations under the lease to that Value Power Store and the landlord does not give its consent, Designs shall, with respect to that Value Power Store, at Designs' discretion either (1) cease operating that Value Power Store and liquidate any of that Value Power Store's inventory within six months after Candies' exercise of the right provided for in Section 11.2(a) or transfer any of that Value Power


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Store's inventory to another Store, in which event Designs may thereafter operate or use the premises of that Value Power Store for any other purpose, or
(2) continue to operate that Value Power Store for Retail Sale of the Products in accordance with the terms of this Agreement for the remainder of the then-current term of the lease.

            (c) A "Value Power Store Option Trigger" will be deemed to have occurred if the following happens:

(1) for any Contract Year, the Average Retail Net Sales Volume of the Value Power Stores for that Contract Year on an annualized basis is less than $600,000;

(2) Designs has failed to open five Value Power Stores by the end of Contract Year 2; or

(3) Designs has failed to open at least five Value Power Stores during either of the two-year periods consisting of (A) Contract Year 3 and Contract Year 4 and (B) Contract Year 4 and Contract Year 5.

            (d) If Designs opens a number of Value Power Stores sufficient to more than satisfy the requirements of Section 11.2(c)(2) or clause (A) of
Section 11.2(c)(3), Designs may carry forward the excess in any manner that best serves to satisfy the requirements of Section 11.1(c).

            (e) Once Designs has opened 25 Value Power Stores, occurrence of any of the events specified in Section 11.2(c)(2) and 11.2(c)(3) will no longer constitute a Value Power Store Option Trigger.

                                   Article 12
                                   TERMINATION

      12.1 Termination. (a) This Agreement may be terminated as follows:

(1) by Candies upon 15 days' written notice to Designs if any representation made in this Agreement by Designs was materially inaccurate when made and that inaccuracy has contributed to Candies' incurring Indemnifiable Losses;

(2) by Designs upon 15 days' written notice to Candies if any representation made in this Agreement by Candies was materially inaccurate when made and that inaccuracy has contributed to Designs' incurring Indemnifiable Losses;

(3) by Candies immediately if Designs has materially breached any of its obligations under this Agreement and either of the following applies:

      (A) that breach can reasonably be cured within a 30-day period from the date Candies notifies Designs of that breach and Designs has not cured that breach prior to expiration of that 30-day period; or


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      (B)   that breach cannot reasonably be cured within that 30-day period and
            Designs does not commence curing that breach within that 30-day period and proceed diligently toward completing that cure, which cure must in any event be completed prior to expiration of a 90-day period from the date Candies notifies Designs of that breach;

(4) by Designs immediately if Candies has materially breached any of its obligations under this Agreement and either of the following applies:

      (A) that breach can reasonably be cured within a 30-day period from the date Designs notifies Candies of that breach and Candies has not cured that breach prior to expiration of that 30-day period; or

      (B) that breach cannot reasonably be cured within that 30-day period and Candies does not commence curing that breach within that 30-day period and proceed diligently toward completing that cure, which cure must in any event be completed prior to expiration of a 90-day period from the date Designs notifies Candies of that breach;

(5) by Candies immediately if there occurs a Bankruptcy Event with respect to Designs;

(6) by Designs immediately if there occurs a Bankruptcy Event with respect to Candies; and

(7)   by Designs immediately if any Person other than Designs or, pursuant to
      Section 3.3(a) or 4.4(a), Candies uses the Marks in the Territory in connection with the operation of, or Retail Sale of Products in, stores, or departments in stores, in any Outlet Centers or Value Power Centers and
      (1) Candies consents to that use, (2) Candies fails to use best efforts to cause, by means of Proceedings against that Person or otherwise, that Person to terminate that use, or (3) that use continues for six months or more after Candies became aware of that use.

            (b) Designs may for any reason other than one of those specified in
Section 12.1(a) unilaterally terminate this Agreement at any time upon three months' notice to Candies, and the parties may terminate this Agreement at any time by written agreement.

      12.2 Liability After Termination. Termination of this Agreement for any reason will not, unless otherwise expressly provided in this Agreement, affect either party's obligations accrued prior to the effective date of termination or any obligations that, either expressly or from the context of this Agreement are intended to survive termination of this Agreement, including without limitation those contained in Article 10.

      12.3 Effects of Termination. (a) Upon any termination of this Agreement pursuant to Section 12.1(a)(1), 12.1(a)(3), 12.1(a)(5), or 12.1(b), Candies will be entitled to purchase all, and not less than all, the assets of any one or more Stores, including but not limited to the furniture, fixtures, equipment, inventory, and contract rights (including but not limited to rights under any real property lease). The purchase price for any Store will be its book value, determined


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

according to GAAP. If the landlord's consent is necessary in order for Candies to be able to assume the lease to any given Store, Designs shall use commercially reasonable efforts to assist Candies in obtaining that consent.

            (b) If Candies elects not to exercise the right provided for in
Section 12.3(a) with respect to any given Store, Designs shall, with respect to that Store, cease operating that Store and liquidate that Store's inventory within six months after the date of termination, and Designs may thereafter operate or use the premises of that Store for any other purpose. During any such liquidation, the License will continue in effect and Designs will continue to be bound by the terms of Article 7.

            (c) Upon any termination of this Agreement pursuant to Section 12.1(a)(2), 12.1(a)(4), 12.1(a)(6), or 12.1(a)(7) (excluding clause (3)
thereof), Candies shall purchase the assets of all Stores, including but not limited to the furniture, fixtures, equipment, inventory, and contract rights (including but not limited to rights under any real property lease) and shall assume the obligations of all Stores (including but not limited to obligations under any real property lease). The purchase price for the assets of each Store will be eight times the aggregate cashflows from that Store; for purposes of this Section 12.3(c), a Store's cashflow means its gross margin generated from retail sales (after considering among other things, markdowns and inventory shrinkage), less Store expenses, including occupancy expenses, payroll costs and other direct operating expenses of the store. If the landlord's consent is necessary in order for Candies to be able to assume Designs' rights and obligations under the lease to any given Store, Designs shall use commercially reasonable efforts to assist Candies in obtaining that consent. If the landlord does not permit Candies to assume Designs' rights and obligations under the lease to any given Store, Candies shall sublease the Store premises from Designs and shall indemnify Designs from any liabilities (including liabilities under the lease) arising from breach by Candies of the terms of the sublease. If the landlord does not permit Candies to either assume Designs rights and obligations under the lease to any given Store or sublease the Store premises from Designs, Candies shall reimburse Designs, on a monthly basis, for all rental payments and any other costs whatsoever that Designs incurs under the lease for that Store (excluding any costs arising from damages to the Store premises caused by willful misconduct of Designs), less any revenues that Designs derives from subleasing those Store premises. Candies may not without Designs' prior written consent assume the lease to any given Store under this Section 12.3(c) unless the landlord releases Designs from all liability with respect thereto.

            (d) The following will also apply upon termination:

(1) neither party will be liable to the other for either compensation or damages of any kind on account of consequential damages, including without limitation loss by the other party of present or prospective profits on present or prospective sales, investments, or goodwill;

(2) within 20 days after termination each party shall either return to the other party or destroy or otherwise dispose of, as other party elects, any materials containing Confidential Information of the other party that are in that party's possession, except that Designs may retain during any liquidation provided for in Section 12.3(b) any Confidential Information of Candies that Designs reasonably needs during that liquidation; and


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

(3) Designs will be entitled to any security deposit reimbursed by the landlord of any leased Store.

      12.4 Exclusive Remedy. Upon termination of this Agreement pursuant to any of clauses (1) through (4) of Section 12.1(a), Sections 12.3(a) and 12.3(c) will provide the exclusive remedy for breach of any obligation under, or inaccuracy of any representation made in, this Agreement and neither party may bring a claim, under Article 10 or otherwise, for damages as a result of any such breach or inaccuracy.

                                   Article 13
                                  MISCELLANEOUS

      13.1 Approval of Materials. Designs acknowledges that Candies' policy is to create and maintain a uniform concept and image for Products. Designs shall obtain Candies' written consent, which Candies may not unreasonably withhold, condition, or delay, to any Designs advertising, marketing, signage, and point-of-purchase materials relating to Products before Designs uses those materials.

      13.2 Books and Records; Audits. (a) Designs shall maintain, and shall retain for at least two years following termination of this Agreement or as long as is required by tax Laws, whichever period is shorter (that shorter period, the "Retention Period"), complete and accurate books of account and records relating to its purchase and sale of Products and payment of any royalties thereon. During the Retention Period, Designs shall permit authorized Representatives of Candies to examine or audit those books of account and records, except that any such examination or audit may be conducted no more than once in any year (beginning January 1st) during normal business hours and after at least 20 days' advance notice stating clearly the period of time that is the subject of that examination or audit.

            (b) If, as a result of any examination or audit of Designs' books and records or otherwise it is determined that with respect to any year (beginning January 1st) Designs paid Candies in the aggregate 3% less than the amount it was required to pay Candies under this Agreement during that year, Designs shall no later than 30 days after that determination pay Candies that shortfall and reimburse Candies all reasonable out-of-pocket costs incurred by Candies in connection with any examinations or audits made in connection with that determination.

      13.3 Governing Law. This Agreement is governed by the laws of the State of New York, without giving effect to principles of conflict of laws.

      13.4 Consent of Candies. (a) For purposes of this Agreement, any reference to Candies granting consent to Designs refers to the consent of the chief executive officer of Candies.

            (b) If under this Agreement Designs is required to obtain Candies' prior written consent, Candies will be deemed to have given its consent if in the five Business Days


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

after Designs seeks its consent Candies fails to notify Designs whether it is granting or withholding its consent.

      13.5 Confidential Information. During the term of this Agreement, either party may come into possession of Confidential Information of the other party. During the term of this Agreement and for three years afterwards, each party shall maintain in strict confidence and shall not publish, use (except as permitted under this Agreement), or disclose to Person, except to those of its Representatives who must have access to it in order for that party to exercise its rights under this Agreement, or as expressly permitted by any written agreement between Designs and Candies, or as required by Law, any Confidential Information. Designs accepts that during that time Confidential Information of Candies must be kept confidential and separate from any other business Designs owns. Each party shall take every reasonable precaution to protect the confidentiality of the Confidential Information, consistent with the higher of
(1) the standard of care that that party exercises with respect to its own confidential information and (2) the standard of care that an ordinarily prudent business would exercise to protect its own confidential information.

      13.6 Jurisdiction; Service of Process. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.7. Nothing in this Section 13.6, however, affects the right of any party to serve legal process in any other manner permitted by law.

      13.7 Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:
(1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur upon receipt; or (4) facsimile transmission, with written confirmation from the recipient of receipt of the transmission, in which case delivery is deemed to occur on the day of transmission (if transmitted by 5:00 p.m. New York time on a Business
Day) or the next Business Day (if transmitted any other time). In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:


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

         If to Candies, to:

         Candie's, Inc.
         400 Columbus Avenue
         Valhalla, NY  10595
         Attention: President
         Facsimile: (212) 391-0127

         If to Designs, to:

         Designs, Inc.
         66 B Street
         Needham, MA  02494
         Attention: President
         Facsimile: (781) 433-7462

      13.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      13.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties. No waiver by any party of any breach by any party of any of its obligations under this Agreement or any inaccuracy in any representation by any party in this Agreement will be deemed to extend to any other breach or inaccuracy or affect in any way any rights arising by virtue of any other breach or inaccuracy.

      13.10 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, including without limitation the term sheet executed on or about November 19, 2001, by Candies and Designs.

      13.11 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

      13.12 Assignment. (a) No party may assign any of its rights and obligations under this Agreement without the prior consent of the other parties, except as follows:

(1) Designs may at any time assign to any Affiliate of Designs any of its rights and obligations under this Agreement, on condition that concurrently with that assignment Candies, Designs, and that Affiliate enter into an amendment to this Agreement that (A) makes that Affiliate a party to this Agreement, (B) provides that Designs guarantees performance by that Affiliate of the assigned obligations, and (C) incorporates any changes reasonably required to reflect that assignment; and


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(2)   Candies may at any time assign to any Affiliate of Candies any of its rights and obligations under this Agreement, on condition that concurrently with that assignment Designs, Candies, and that Affiliate enter into an amendment to this Agreement that (A) makes that Affiliate a party to this Agreement, (B) provides that Candies guarantees performance by that Affiliate of the assigned obligations, and (C) incorporates any changes reasonably required to reflect that assignment.

            (b) This Agreement is binding in all respects upon, and inures to the benefit of, the successors and permitted assigns of the parties.

      The undersigned are executing this Agreement on the date stated in the introductory clause.

                                CANDIE'S, INC.

                                By: /s/ NEIL COLE
                                   --------------------------------------------
                                   Name: Neil Cole
                                   Title: President


                                DESIGNS, INC.

                                By: /s/ DAVID A. LEVIN
                                    --------------------------------------------
                                    Name: David A. Levin
                                    Title: President


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      omitted material had been filed with the Securities and Exchange
      Commission.